SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 3, 2011

Colombia Clean Power & Fuels, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	000-32735	87-0567033
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

181 3rd STREET, SUITE 150-B, SAN RAFAEL, CA 94901		94901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (415) 460-1165

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2011, we increased the number of directors from three to five persons and appointed William Gibbs and Barry Markowitz as directors to fill the vacancies created by the increase in the number of directors.  Each new director will serve until the next annual meeting of shareholders, or a special meeting of shareholders called and held for the purpose of electing directors, and until his successor is elected and qualified.  We have agreed to pay Mr. Gibbs $1,500 per month commencing March 1, 2011, for attending board meetings and performing his other duties as a director.  Pursuant to the terms of a letter agreement dated February 24, 2011, between us and Mr. Markowitz, we have agreed to pay him annual compensation of $75,000 paid quarterly commencing June 1, 2011.  We have agreed to pay him additional cash compensation of $12,500 per month for up to six months, with an option to extend for another six months, for additional duties as a director, including chairing a special committee of the board to further refine the company’s facility strategy, including oversight on facility, plant, and equipment development and negotiations of key supplier engineering and contractor agreements and staffing initiatives.  Mr. Markowitz will devote approximately 50% of his time to our company.  Further, we granted to Mr. Markowitz ten-year options to purchase 200,000 shares of our common stock at $2.50 per share.  The options will vest as follows:  25% immediately and 25% on each anniversary of the original grant date thereof.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Letter Agreement dated February 24, 2011, with Barry Markowitz
99.2	Press release dated March 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Colombia Clean Power & Fuels, Inc.

Date: March 8, 2011	By:	/s/ Edward P. Mooney
Edward P. Mooney, President